Exhibit 99.1

Monogram Technologies Reports Full Year 2024 Financial Results

Completed all Supplemental Testing and has Submitted its Formal Response to the FDA's Additional Information Request (AIR)

Management to Host Business Update Conference Call on Wednesday, March 12, 2025, at 4:30 p.m. Eastern Time

AUSTIN, TX – March 12, 2025 - Monogram Technologies Inc. (NASDAQ: MGRM) ("Monogram" or the "Company"), an AI-driven robotics company focused on improving human health with an initial focus on orthopedic surgery, has reported its financial and operational results for the fourth quarter and year ended December 31, 2024.

Fourth Quarter 2024 and Subsequent Operational Highlights

•	Completed all supplemental testing and submitted its formal response to the U.S. Food and Drug Administration (FDA) regarding the Additional Information Request (AIR) received on September 30, 2024. The Company does not currently anticipate further requests for information from the FDA.

•	Updates on strategic collaboration with Shalby Limited ("Shalby"), a global multi-specialty hospital chain and one of India's leading orthopedic hospital groups include:

o	Successfully shipped a robot to support clinical trial training.

o	Held an Investigator Meeting at a Shalby Hospital in Ahmedabad, India organized by Reliance Life Sciences and attended by principal investigators, multiple surgeons, and staff to review study protocols, regulatory requirements, and operational procedures.

•	Closed an upsized and oversubscribed $13 million public offering.

•	Management and related parties completed open market purchases of MGRM common stock totaling $1 million.

•	Named Orthopedic Joint Replacement Company of the Year 2024 by Medical Tech Outlook.

Management Commentary

"The fourth quarter was marked by continued progress toward the commercialization of our mBôs™ Total Knee Arthroplasty (TKA) System, and a strengthened balance sheet to provide the cash runway to meet near-term commercialization milestones,” said Ben Sexson, Chief Executive Officer of Monogram. “Early in the quarter, we closed an upsized and oversubscribed $13 million public offering to support key strategic initiatives, including clinical trials and new technology development.

“We remain diligently focused on FDA clearance for our mBôs™ TKA System 510(k) submission. The Application was submitted on July 19, 2024, and passed the initial FDA Administrative Review. On September 30, 2024, we received an Additional Information Request ("AIR") from the FDA regarding the submission, placing the application on hold pending a complete response to the AIR within 180 days. On October 16, 2024, we held a teleconference with the FDA to address clarification questions, which we found constructive. On December 17, 2024, we conducted a positive Submission Issue Request (SIR) meeting with the FDA.

“We have now completed all supplemental testing and submitted our formal response to the FDA regarding the AIR, and do not currently anticipate further requests for information. Assuming a favorable decision by the FDA following receipt of the AIR, the next communication from them is anticipated to be a clearance decision for the mBôs™ TKA System. If granted, clearance would enable commercialization and sales of the TKA system in the United States.

“We are also moving forward with our application to run an Outside the United States (“OUS”) clinical trial on the fully autonomous version of the system in collaboration with Shalby Limited, a global multi-specialty hospital chain and one of India's leading orthopedic hospital groups. This would prepare the groundwork for the international launch of the mBȏs TKA System. Under the collaboration, Shalby will enroll patients at various sites in India for surgeons to evaluate the safety and effectiveness of the mBȏs TKA System with the Consensus CKS implant, which is substantially equivalent to the Monogram mPress implants for regulatory purposes.

“In January, we successfully shipped a robot to support clinical trial training to India, and an Investigator Meeting was conducted at a Shalby Hospital in Ahmedabad, India. The meeting was attended by principal investigators, multiple surgeons, and staff to review study protocols, regulatory requirements, and operational procedures. Bringing together key stakeholders, the meeting provided an opportunity for in-depth discussions on study protocols and a demonstration of the mBôs technology, reinforcing the collaborative approach to this clinical trial. The meeting was organized by Reliance Life Sciences, a Reliance Group company and one of India's largest private sector companies, which is responsible for managing the regulatory submission and communications for the clinical trial. While regulatory timelines can be variable, we remain confident in our submission and the strength of our strategic partnerships with Reliance Life Sciences and Shalby to support the process.

“During the quarter, we continued to hold cadaveric system demos, receiving surgeon and market interest for our hands-free, fully active system. With this support, we continue to believe in our thesis for orthopedic robotics and the value proposition of our proposed active robotic system and are confident such a system could be a game-changing advancement for the industry. Validating this thesis, we were recently named ‘Orthopedic Joint Replacement Company of the Year 2024’ by Medical Tech Outlook from an expert panel of C-level executives, industry thought leaders, and the editorial board.

“Looking ahead, we are awaiting response from the FDA for a clearance decision for the mBôs™ TKA System, which would enable commercialization and sales in the U.S. We continue to work with regulators, our Contract Research Organization (CRO) and the team at Shalby to obtain clearance and plan logistics for our anticipated multicenter clinical trial. At the same time, we remain aggressively focused on enhancing our system’s performance, including optimizing workflow efficiencies and reducing cut times, to further improve future system competitiveness. We are also exploring further domestic and international relationships as we move toward commercialization and execution of our long-term road map. Strengthened by the cash runway needed to meet all near-term commercialization milestones, we are incredibly optimistic for 2025 and our mission to advance the standard of care in orthopedic medicine.” concluded Sexson.

Upcoming Milestones

•	The Company is seeking to obtain FDA clearance for the mBôs™ TKA System.

•	The Company is seeking to obtain regulatory clearance to conduct clinical trials in India with strategic partner Shalby Hospitals.

•	Continue exploring domestic relationships.

•	Continue exploring international relationships.

•	Continued R&D and product development to improve future competitiveness and expand to new applications.

Full Year 2024 Financial Results

Research and development expenses for the year ended December 31, 2024, were $8.8 million, compared to $10.6 million the prior year (17%). The R&D decrease year over year was driven by the company having largely completed the verification and validation phases in the first half of 2024, resulting in overall reduction of R&D expenses in 2024 compared to 2023.

Marketing and advertising expenses for the year ended December 31, 2024, were $2.1 million, compared to $3.0 million in the prior year (30%). The decrease in marketing and advertising expenses was driven largely by market conditions that influenced the effectiveness of fundraising efforts impacting both the cost of investor acquisition and the overall success of a crowdfunded capital raise.

General & administrative expenses for the year ended December 31, 2024, increased to $4.4 million, from $4.1 million in 2023 (9%). The increase was primarily due to a full year of public company expenses primarily composed of insurance expenses, regulatory compliance expenses, and professional expenses offset by reductions in payroll and related expenses.

Net loss was $16.3 million for the year ended December 31, 2024, compared to a net loss of $13.7 million for the year ended December 31, 2023.

The net loss in 2023 was positively impacted by the change in fair value of a warrant liability of $3M that did not re-occur in 2024, as the warrant was exercised.

Cash and cash equivalents totaled $15.7 million as of December 31, 2024, compared to $13.6 million as of December 31, 2023. The company continues to direct its resources with a focus on commercializing the mBôs™ TKA System as capital efficiently as possible.

Fourth Quarter and Full Year 2024 Results Conference Call

Monogram Chief Executive Officer Ben Sexson and Chief Financial Officer Noel Knape will host the conference call, followed by a question-and-answer period.

To access the call, please use the following information:

Date:	Wednesday, March 12, 2025
Time:	4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)
Registration Link:	https://streamyard.com/watch/MHCyeqvkPqzK

The conference call webcast will be broadcast live and available for replay at the investor relations section of the Company's website here.

About Monogram Technologies Inc.

Monogram Technologies (NASDAQ: MGRM) is an AI-driven robotics company focused on improving human health, with an initial focus on orthopedic surgery. The Company is developing a product solution architecture to enable patient-optimized orthopedic implants at scale by combining 3D printing, advanced machine vision, AI and next-generation robotics.

Monograms mBôs precision robotic surgical system is designed to autonomously execute optimized paths for high-precision insertion of its FDA-cleared mPress press-fit implants. The goal is well balanced, better-fitting bone sparing knee replacements. The Company initially intends to produce and market robotic surgical equipment and related software, orthopedic implants, tissue ablation tools, navigation consumables, and other miscellaneous instrumentation necessary for reconstructive joint replacement procedures. Other clinical and commercial applications for the mBôs with mVision navigation are also being explored.

Monogram has obtained FDA clearance for mPress implants and applied for 510(k) clearance for its robotic products. The Company is required to obtain FDA clearance before it can market its products. Monogram cannot estimate the timing or assure the ability to obtain such clearances.

The Company believes that its mBôs precision robotic surgical assistants, which combine AI and novel navigation methods (mVision), will enable more personalized knee implants for patients, resulting in well balanced better-fitting knee replacements with bone sparing implants. Monogram anticipates that there may be other clinical and commercial applications for its navigated mBôs precision robot and mVision navigation.

To learn more, visit www.monogramtechnologies.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Forward-looking statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements as a result of a number of factors, including those described in the Company's filings with the SEC. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Investor Relations

Chris Tyson
Executive Vice President
MZ North America
Direct: 949-491-8235
MGRM@mzgroup.us

MONOGRAM TECHNOLOGIES INC.

BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$15,658	$13,589
Account receivable	–	365
Prepaid expenses and other current assets	618	664
Total current assets	16,276	14,618
Equipment, net	810	945
Intangible assets, net	339	549
Operating lease right-of-use assets	338	467
Total assets	$17,763	$16,579
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,174	$2,463
Accrued liabilities	209	228
Operating lease liabilities, current	138	128
Total current liabilities	1,521	2,819
Operating lease liabilities, non-current	226	364
Total liabilities	1,747	3,183
Commitments and contingencies	—	—
Stockholders’ equity:
Series D Preferred Stock, $0.0001 par value; 6,000,000 shares authorized; 4,361,249 and 0 shares issued and outstanding at December 31, 2024 and 2023, respectively	4	—
Common stock, $.001 par value; 90,000,000 shares authorized; 35,167,673and 31,338,391 shares issued and outstanding at December 31, 2024 and 2023, respectively	35	31
Additional paid-in capital	82,452	64,874
Accumulated deficit	(66,475)	(51,509)
Total stockholders’ equity	16,016	13,396
Total liabilities and stockholders’ equity	$17,763	$16,579

MONOGRAM TECHNOLOGIES INC.

STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Years Ended
	December 31,	December 31,
	2024	2023
Revenue	$—	$365
Operating expenses:
Research and development	8,777	10,586
Marketing and advertising	2,108	2,994
General and administrative	4,412	4,053
Total operating expenses	15,297	17,633
Loss from operations	(15,297)	(17,268)
Other income:
Change in fair value of warrant liability	—	3,089
Interest income and other, net	482	434
Total other income, net	482	3,523
Net loss before taxes	(14,815)	(13,745)
Income taxes	—	—
Net loss	(14,815)	(13,745)
Less: dividends declared for preferred shareholders	(151)	—
Net loss allocable to common shareholders	$(14,966)	$(13,745)
Basic and diluted loss per common share	$(0.46)	$(0.61)
Weighted-average number of basic and diluted shares outstanding	32,571,470	22,409,222

MONOGRAM TECHNOLOGIES INC.

STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended
	December 31,	December 31,
	2024	2023
Operating activities:
Net loss	$(14,815)	$(13,745)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,174	1,559
Other expenses settled with stock issuances	50	130
Loss from change in fair value of common stock make-whole obligation	45	44
Depreciation and amortization	430	412
Change in fair value of warrant liability	—	(3,089)
Changes in non-cash working capital balances:
Account receivable	365	(365)
Prepaid expenses and other current assets	46	270
Accounts payable	(1,289)	1,799
Accrued liabilities	26	(565)
Operating lease assets and liabilities, net	—	7
Cash used in operating activities	(13,968)	(13,543)
Investing activities:
Purchases of equipment	(84)	(65)
Cash used in investing activities	(84)	(65)
Financing activities:
Proceeds from issuances of Common Stock, net	5,191	15,331
Repurchases of Common Stock	(200)	—
Proceeds from issuances of Series C Preferred Stock, net	—	147
Proceeds from issuances of Series D Preferred Stock, net	11,130
Proceeds from warrant exercise	—	1,250
Cash provided by financing activities	16,121	16,728
Increase in cash and cash equivalents during the year	2,069	3,120
Cash and cash equivalents, beginning of the year	13,589	10,469
Cash and cash equivalents, end of the year	$15,658	$13,589

Non-cash investing and financing activities:
Series D Preferred Stock dividends settled through issuance of Common Stock	$151	$—
Issuance costs related to Common Stock Purchase Agreement settled through issuance of Common Stock	$—	$248
Cashless exercise of warrant	$—	$926